Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of our report (which contains explanatory paragraphs relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements and the restatement of the 2020 and 2019 financial statements as described in Note 11 to the financial statements) dated April 21, 2021, relating to the financial statements of GigCapital2, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

June 4, 2021